China Fire & Security Group
Second Quarter Earnings
August 14, 2007

Operator:

Good afternoon, my name is _______ and I will be your conference operator today. At this time I would like to welcome everyone to the China Fire & Security Group Incorporated Second Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Robert Yuan of China Fire Security Group. Sir, you may begin your conference.

Robert Yuan:

Thank you and welcome everyone to China Fire & Security Group’s 2007 Second quarter conference call. The press release for the second quarter was distributed to the wire before the market this morning. On our call today is Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group.

  Before we get started I’m going to read a disclaimer about forward-looking statements.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in the statements filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call speak only to the date and all oral and written forward-looking statements and are qualified by these cautionary statements. Except as required by law, we assume no obligation to update or revise any forward-looking statements contained in this statement, whether as a result of new information, future events or otherwise.

And now I will turn the call over to Mr. Brian Lin. Brian?

Brian Lin:

Thanks Robert, and thanks to all of the investors joining us today for our second quarter conference call.

We are pleased to announce that China Fire achieved record revenue during the second quarter of 2007. Despite a difficult comparison from the second quarter of last year we posted another consecutive quarter of both top and bottom line growth. We feel these results further demonstrate our ability to win new business while further broadening our already diverse product portfolio.

Before we get to the second quarter financial results I would like to provide you with a brief review of some recent developments and subsequent market opportunities.

On April 13 2007, China’s Ministry of Construction announced the first national fire protection standard named "Code of Design on Fire Protection and Prevention for Iron & Steel Metallurgy Enterprises". China Fire, via its wholly owned subsidiary, Sureland Industrial, is one of the two editorial members of this new standard, with the Company's Chairman, Mr. Gangjin Li, as one of the main contributors for these new guidelines. According to the new Code, automated fire protection systems are now recommended to be deployed in major fire hazard areas, including underground power cable tunnels and hydraulic oil tanks. Linear Heat Detectors (LHD's) which are used for detecting temperature change and water mist systems for extinguishment have been highlighted as the key products in this new standard. This new Code will enable the fire bureau to proactively certify new plants for compliance while many manufacturers are preemptively addressing fire safety issue to avoid future non compliance and penalties. Our total fire solutions offering, specifically our patented LHD's and water mist systems, will play an important role in helping our customers achieve compliance with the new Code.

Following the introduction of this new Code, China Fire during the second quarter was awarded a new fire protection total solution contract with Anshan Iron & Steel Group, the second largest iron and steel manufacturer in China, for an initial contract value of approximately $7.6 million. It is estimated that Anshan has an estimated budget of approximately $3 billion (USD) for building new plants with a portion of that budget dedicated to adequate fire safety to ensure consistency with these new standards. Considering that approximately 80 percent of the over 1,000 iron and steel manufacturers in China are not compliant with these new regulations, we believe that this more well defined Code is compelling manufacturers to proactively address related deficiencies and this trend will make a long-term positive impact on our business. In addition to Anshan, we are currently bidding for many projects, including Capital Iron and Steel group which has a budget of more than $5 billion (USD) on its relocation and expansion over the next 3 years with a portion of the budget dedicated to adequate fire safety. Again, we believe that this market is still in its infancy and represents over a $1 billion opportunity.

China Fire has been working closely with central and local governments in drafting the new fire safety standards for various industries. and we believe that these efforts will enhance our competitive position and create a major advantage over our competitors. For example, we are now drafting a regional fire code for road tunnels in cooperation with the Fire Bureau of Hubei Province. We will continue to do so in the future.

In order to invest for the future growth of China Fire, our company made a strategic investment into Wan Sent Technology, an emerging Chinese fire emergency remote-monitoring system provider based in Beijing. Wan Sent, founded in 2005, is an emerging services provider of fire emergency and fire system monitoring systems, deployed in residential, commercial and industrial buildings. Wan Sent's core product is an Internet-based monitoring center located in each city, which alerts the Fire Protection Bureau to dispatch related fire extinguishing teams to a customer site in case of a fire emergency. Currently, there are very few fire emergency monitoring services in China. People need to physically call the Fire Protection Bureau if there is an emergency. Wan Sent's products represent the next generation of monitoring systems for buildings and serve as a valuable service to customers. Assuming only a modest penetration of Wan Sent's products in the market, the potential market of Wan Sent's services could be as high as several hundred million dollars per year in the future based on it's business model of charging clients annual service fees. Currently Wan Sent has approximately 100 employees and operates 10 offices throughout China while having approximately 300 unique trial customers. With this service still in it's infancy within China, it is estimated that there are approximately 31 million individual buildings that could utilize Wan Sent's service, creating a large addressable market opportunity. With China Fire’s first strategic investment, we have the opportunity to work closely with Wan Sent to help develop the market and potentially capture a portion of the high margin sale for China Fire, as we add Wan Sent's products and services to our industry leading end-to-end fire protection solutions for customers.

In order to expand regional presence, during this quarter China Fire started to form joint ventures with the local firms who have a better understanding of local business and extensive networks on a regional basis. One example of this is the establishment of the Hubei Sureland Changjiang Fire Safety Technology, which is a joint venture between Sureland Industrial and Hubei Sanhe Technology. By leveraging the knowledge of the local cooperative companies, China Fire can enhance its competitive positioning at the regional level which will lead to new business opportunities in under penetrated markets.

To further expand our production capacity for fire extinguishing products, Sureland Industrial, the subsidiary of China Fire, set up a wholly owned company, Tianjin Tianxiao in the city of Tianjin during this quarter. The establishment of Tianjin Tianxiao will help our Company expand our product offerings and production capacity for fire extinguishing products while setting the stage for future expansion. The new fire extinguishing products include foam-based fire extinguishing systems, gas-based fire extinguishing products and systems including IG541, CO2, HFC227ea. Additionally, the expansion of our product portfolio provides us with an opportunity to increase the number of products we sell while replacing other third party vendors. Over time this will allow us to increase our overall profitability. We have ample available capacity in our Tianjin facility and we look forward to providing future details on new product initiatives as they progress.

Before we get to the second quarter results I am pleased to announce that on July 12, China Fire’s common shares have been approved for listing on the Nasdaq Capital Market. Our stock has begun trading on NASDAQ since July 16, 2007, and retained the ticker symbol CFSG. The successful migration to NASDAQ demonstrated that China Fire has met the financial, liquidity and corporate governance requirements as a public company trading on major stock exchange and we believe that this move will lead to increased visibility, liquidity and institutional sponsorship for China Fire in the long run.

With that brief overview, let me now review our second quarter results. For the second quarter of 2007, our revenue increased 37.9% to $11.5 million compared to $8.4 million as a result of improving sales execution and further penetration of the Company’s customer base in the iron and steel, power and petrochemical industries. Total solutions accounted for 85.6 percent of revenue with product sales representing 13.3 percent and maintenance services comprising the balance of revenue. During the second quarter our three largest customers were MaAnShan Iron and Steel, JiuQuan Iron and Steel and Hunan HuaRun Power Plant. Collectively, these three customers contributed $4.9 million, representing 42.6% of our total revenue in this quarter.

In the second quarter, gross profit increased 31.9% to $6.3 million as compared to $4.8 million for the same period of 2006, with gross margins at 54.6%. As mentioned gross margins declined slightly from the year ago period as we sold more third party vendors solutions during the quarter. As we expand the number of products we develop we believe over time we can reduce our reliance on third party vendors.

Operating expenses were approximately $2.8 million for the second quarter of 2007 as compared to approximately $1.2 million for the same period of 2006. During this quarter, our company increased expenditures in sales-related activities. The increase in operating expense is also attributable to the increased expenses related to being a public company in the United States.

Our operating income was $3.5 million for the second quarter of 2007, relatively unchanged from last year but still in line with our expectations. We believe the investments we are making now to further our sales reach and brand identity in the market will pay significant long term dividends.

During the second quarter reported GAAP net income was $4.2 million and EPS of $0.16 as compared $3.6 million and $0.15 last year. There was a non cash benefit during the second quarter of this year resulting from a positive change in fair value of derivatives of $0.4 million. Excluding this non-cash benefit, pro forma net income was $3.9 million for the second quarter 2007 or $0.14 per weighted average fully diluted shares. As of the end of the second quarter we had a total of approximately 27.2 million fully diluted shares outstanding.

For the first six months of 2007, our revenue was $21 million, up 40.1% from revenue of $15.0 million in the same period of last year. Our gross profit for the first half year 2007 was $11.3 million which increased 36.4% from gross profit of $8.3 million generated from the same period of 2006. Gross margin was 53.8% in 2007, compared to 55.2% last year. Going forward we believe we can maintain gross margins in the 45% to 55% range. Operating income for the first half year 2007 was $6.8 million, up 19.6% from operating income of $5.7 million generated from the first half year of 2006. Operating margin was 32.3% for the first six months of 2007 and was down from last year primarily due to the aforementioned increase in operating expenses. GAAP net income increased 43.9 percent to $8.4 million with weighted earnings per fully diluted share increasing by 29.2% to $0.31. Excluding non cash charges and expenses, proforma net income increased by 23.2% to $7.2 million or $0.26 per weighted average diluted share. .

Now, I would like to cover some highlights from our balance sheet and cash flows statement. As of June 30, 2007, China Fire had $8.5 million in cash and cash equivalents and working capital of $28.9 million. Our cash flow from operations in first two quarters 2007 was a modestly negative $62,000. For 2007 we expect to improve working capital and expect to report positive cash flow from operations. Our day sales outstanding or DSOs, for the second quarter 2007 were 127 days, down from DSOs of 145 days in the second quarter 2007. As of June 30, 2007, total liabilities stood at $20.1 million, while shareholders’ equity totaled $35.7 million. This compares to total liabilities of $20.6 million and shareholders’ equity of $25 million on December 31, 2006. Currently we have no long-term or short term bank loans.

In conclusion, we are pleased with our second quarter results as they tracked towards our internal expectations. Given our strong results thus far through 2007, we are confident that we are going to deliver a full 2007 year results above our stated “make good” comprehensive income target of $13.0 million associated with our October 2006 private placement. We expect this momentum to continue in 2008 as we look to maintain our number one industry position and report another record year.

Operator:

At this time I would like to remind everyone if you would like to pose a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, if you would like to pose a question, that’s star, then the number one on your telephone keypad.

Brian:

Thanks everyone. We look forward to seeing you out at upcoming conferences.